EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of the 1st day of April, 2009 (the “Effective Date”) by and between POZEN Inc., a Delaware corporation (the “Company”), which has its principal place of business at Suite 400, 1414 Raleigh Road, Chapel Hill, NC, Reese Associates Consulting, LLC, a [North Carolina] limited liability company ("Consultant"), and Marshall E. Reese, Ph.D., an individual residing at 306 Edinburgh Drive, Cary, NC 27511 (“Dr. Reese”).

W I T N E S S E T H:

WHEREAS, the Company and Dr. Reese are parties to that certain Executive Employment Agreement dated as of November 8, 2004, as amended (the “Employment Agreement”) pursuant to which Dr. Reese has previously provided services to the Company as Executive Vice President, Product Development; and

WHEREAS, in connection with Dr. Reese ’s retirement from the Company as Executive Vice President, Product Development, Dr. Reese and the Company wish to terminate the Employment Agreement; and

WHEREAS, in connection with Dr. Reese’s retirement and the termination of the Employment Agreement, the Company desires to have Dr. Reese perform certain services for the Company and to engage Consultant as an independent contractor who will assign Dr. Reese, a member and manager of Consultant, to perform the duties listed below, and Consultant wishes to accept such engagement.

NOW, THEREFORE, for and in consideration of this Agreement, the engaging of Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           ENGAGEMENT.  The Company hereby engages Consultant, and Consultant accepts such engagement as an independent contractor, to provide the services set forth in Exhibit A (the “Services”) attached hereto and incorporated herein by reference.  Consultant shall perform Services for the Company for not less than forty (40) hours each month (ten (10) hours per week) during the Term (as defined below).  This engagement is not exclusive, and nothing in this Agreement shall be construed to preclude the Company from soliciting or engaging others to act as an independent contractor on behalf of the Company for similar services. Consultant shall have the right to perform work for others as long as Consultant fulfills Consultant’s obligations hereunder and subject to Dr. Reese’s obligations pursuant to the Inventions Agreement (as defined below).  Consultant acknowledges and agrees that only Dr. Reese will perform Services for the Company pursuant to this Agreement and that Consultant may not delegate or assign Consultant's responsibilities hereunder to any other consultant or any other employee or agent of Consultant other than Dr. Reese.

2.           BASIC OBLIGATIONS AND DUTIES.  Consultant and Dr. Reese represent and warrant that each has the knowledge, skills and experience necessary to undertake the Services.  Consultant and Dr. Reese agree that during the term of this Agreement Consultant and Dr. Reese will diligently perform Consultant’s assigned duties in accordance with the terms hereof, and abide by the provisions of the published policies of the Company which are currently in effect and as they are from time to time changed by the Company.  To the extent that the Services are performed at the facilities of the Company, the Company shall provide to Consultant reasonable and adequate office space, supplies and administrative support.

3.           TERM.  Subject to the provisions for termination hereinafter provided, this Agreement shall become effective as of the date and year first above written, and shall continue until the earlier of: (i) September 30, 2009 and (ii) the date that the U.S. Food and Drug Administration accepts the filing of the Company’s New Drug Application for its product candidate PN 400, whichever shall first occur (the “Term”).  This Agreement shall be extended only by a written agreement signed by all parties.

4.           COMPENSATION.  As compensation for the Services to be provided hereunder by Dr. Reese, Consultant shall receive a fee of Six Hundred and Twenty Five Dollars ($625.00) per hour during the Term (the “Consulting Fee”).    The Consulting Fee shall be paid by the Company every two weeks calculated based on a ten-hour work week by Consultant.  The Company will also reimburse Consultant for all reasonable business expenses incurred in performing the Services hereunder which have been approved in advance by Company.

5.           CONFIDENTIAL OR PROPRIETARY INFORMATION; INVENTIONS.   Consultant and Dr. Reese hereby acknowledge and agree that Dr. Reese shall continue to be bound by the terms of that certain Non-Disclosure, Invention and Non-Competition Agreement between the Company and Dr. Reese dated November 8, 2004 (the “Inventions Agreement”) and that upon the expiration or termination for any reason of this Agreement, Dr. Reese’s obligations under the terms of the Inventions Agreement shall survive as contemplated therein. The parties hereto further agree that the provision of the Services hereunder shall be subject to the terms and conditions of the Inventions Agreement such that the duties and obligations of Dr. Reese and the rights of the Company under the Inventions Agreement shall apply equally to the Services to be provided hereunder.  For the avoidance of doubt, for this purpose, all references in the Inventions Agreement to Dr. Reese shall be deemed to apply equally to Consultant and all references to employment in the Inventions Agreement shall be deemed to apply equally to the consultancy and the provision of the Services hereunder.

6.           OPTIONS.  The Company, Consultant and Dr. Reese, each hereby acknowledges and agrees that, notwithstanding the termination of the Employment Agreement and engagement of Consultant hereunder, it is the intent of the parties that, in accordance with the applicable plan documents, all outstanding options to purchase shares of the Company’s Common Stock issued to Dr. Reese pursuant to those stock option and other agreements set forth on Exhibit B (the “Options”) shall continue to vest for so long as Dr. Reese is performing services for the Company under this Agreement on behalf of Consultant and shall otherwise remain in full force and effect in accordance with their terms; provided, however, that Dr. Reese hereby acknowledges and agrees that any incentive stock option issued to Dr. Reese prior to the execution of this Agreement may not qualify for tax treatment as an incentive stock option and may be treated as a nonqualified stock option for tax purposes.

7.           TERMINATION OF EMPLOYMENT AGREEMENT.  Effective as of the Effective Date, the Employment Agreement shall be deemed terminated by the mutual agreement of Dr. Reese and the Company, and Dr. Reese and the Company hereby acknowledge and agree that neither party shall have any continuing obligations thereunder.  Specifically and without limiting the foregoing, Dr. Reese hereby agrees and acknowledges that he shall have no right to receive and the Company shall not be obligated to pay any future amounts to Dr. Reese pursuant to the Employment Agreement in connection with the termination of Dr. Reese’s ’s employment and termination of the Employment Agreement as set forth herein, including, without limitation, any Severance Benefit (as defined in the Employment Agreement) pursuant to Section 5(d) of the Employment Agreement.

8.           INDEPENDENT CONTRACTOR STATUS.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Consultant or Dr. Reese and the Company.  Neither Consultant nor the Company is by virtue of this Agreement authorized as an agent, employee or legal representative of the other.  Except as specifically set forth herein, neither Consultant nor the Company shall have the power to control the activities and operations of the other and Consultant’s status at all times will continue to be that of an independent contractor.  Except as provided herein, neither Consultant nor the Company shall have any power or authority to bind or commit the other.  Consultant shall pay all taxes of any kind whatsoever which arise from the compensation paid to Consultant hereunder and shall indemnify and hold the Company harmless from failure to pay such taxes.

9.           SEVERABILITY.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.           ENTIRE AGREEMENT; MODIFICATION.  This Agreement, the Inventions Agreement and the Options agreements embody the entire agreement between the Company, Dr. Reese, and Consultant relating to the subject matter hereof and thereof.  This Agreement may be changed, modified or discharged only if consented to in writing by all parties.

11.           GOVERNING LAW.  This Agreement shall be governed by and according to the laws of the State of North Carolina without regard to its conflicts of law rules.

12.           ASSIGNMENT.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, including without limitation, any entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, Consultant and its successors and assigns and Dr. Reese’s personal heirs, executors, administrators, and legal representatives. Consultant may not assign or otherwise in any manner transfer or delegate any obligations under this Agreement.

13.           COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

POZEN Inc.

By:	/s/ John R. Plachetka
Name:	John R. Plchetka, Pharm.D.
Title:	Chairman, President and CEO

CONSULTANT:

REESE ASSOCIATES CONSULTING, LLC

By:	/s/ Marshall E. Reese
Marshall E. Reese, Ph.D., Member and Manager

DR. REESE:

By:	/s/ Marshall E. Reese
Marshall E. Reese, Ph.D., Individually

EXHIBIT A

SERVICES

Mentor and support SVP, Product Development in his new role

Provide strategic advice with respect to the Company’s product candidates, as requested

Assist with the preparation and filing of the New Drug Application for PN 400, as requested

Assist with the interface with AstraZeneca regarding the PN 400 collaboration, as requested

Provide such other product development support and services as the Company may from time to time request

EXHIBIT B

Options

Date of Grant	Strike Price	Number of Options	Vesting Schedule
10/18/2004	$8.88	100,000	(1)
1/3/2006	$10.52	75,000	(1)
1/3/2007	$16.90	30,000	(1)
5/6/2008	$14.45	20,000	(2)
5/6/2008	$14.45	21,100	(3)

(1)	– Option vests 25% annually over 4 years from date of grant

(2)	– Option vests upon the acceptance of the PN 400 NDA by the FDA for review

(3)	– Option vests 25% upon the acceptance of the PN 400 NDA by the FDA for review and 75% upon approval of the NDA